Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABCORP TO OFFER A NEW COMPANION DIAGNOSTIC FOR MELANOMA

Burlington, NC, September 12, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of a new FDA-approved diagnostic for melanoma patients.

The drug ZelborafTM and the cobas® 4800 BRAF V600 Mutation Test companion diagnostic, both from Roche, were approved by the FDA on August 17 for use in patients with inoperable or metastatic melanoma with the BRAFV600E gene mutation. The companion diagnostic is now available through LabCorp under the name BRAF Gene Mutation Assay, Melanoma. This test detects the BRAFV600E gene mutation within the tumor sample and is the only diagnostic that has been clinically validated and FDA approved to identify patients eligible for treatment with Zelboraf. An estimated 9,000 individuals will develop advanced melanoma in the United States in 2011, and of these 50% will have the BRAFV600E mutation.

"The approval of this drug represents an important advance in cancer care," stated Dr. Mark Brecher, LabCorp's Chief Medical Officer. "This FDA-approved companion diagnostic represents a major breakthrough in the field of personalized medicine, ensuring that cancer patients receive the most appropriate therapy for their condition."

Historically, there have been few effective treatments available for advanced melanoma.  Traditional chemotherapy is often toxic and can adversely affect normal cells.  Zelboraf works differently from traditional chemotherapy, targeting and inhibiting a mutant protein that exists in about half of melanoma tumors. Zelboraf blocks the ability of the cancer cells to grow and divide while simultaneously sparing non-cancer cells that lack the mutant protein. Zelboraf, however, is not for use in patients who lack the mutant proteins targeted by the drug, and the companion diagnostic test is essential for identifying which patients may benefit from therapy.

LabCorp’s Center of Excellence, the Center for Molecular Biology and Pathology (CMBP), was instrumental in the development and approval of this new companion diagnostic. LabCorp’s Esoterix Clinical Trials Services collaborated with Roche to test tumor samples in the Phase II and III clinical trials, which led to FDA approval.

The cobas 4800 BRAF V600 Mutation Test is now available for patient testing nation-wide from LabCorp.

 About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

ZELBORAF is a trademark of Genentech, Inc. COBAS is a trademark of Roche.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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